SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                (Amendment No. 2)

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934

                              Neuberger Berman Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   641234 10 9
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                             Kevin Handwerker, Esq.
                              Neuberger Berman Inc.
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 476-9000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 26, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

                                 SCHEDULE 13D/A

---------------------
CUSIP No: 641234 10 9
---------------------

---------- ------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS: Each of the persons listed on Appendix A. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only):
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY
---------- ---------------------------------------------------------------------
     4     SOURCE OF FUNDS (See Instructions)

           As to Founder Shares(1), PF
---------- ---------------------------------------------------------------------
     5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                             [ ]
---------- ---------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States (Applies to each person on Appendix A)
------------- ---------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         As stated on Appendix A for each Reporting Person.
              ---------- -------------------------------------------------------
NUMBER            8      SHARED VOTING POWER
OF SHARES
BENEFICIALLY             As stated on Appendix A for each Reporting Person.
OWNED BY      ---------- -------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER (See Item 5)
REPORTING
PERSON                   As stated on Appendix A for each Reporting Person.
WITH(2):      ---------- -------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER (See Item 5)

                         As stated on Appendix A for each Reporting Person.
---------- ---------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           As stated on Appendix A for each Reporting Person.
---------- ---------------------------------------------------------------------
     12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] (See Instructions)
---------- ---------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           As stated on Appendix A for each Reporting Person.
---------- ---------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON (See Instructions)

           As to Principals(3), IN. As to Family Affiliates(4), as stated on Appendix A.
---------- ---------------------------------------------------------------------

----------

1    For a definition of this term, see Item 4.

2    Please see Item 6.

3    For a definition of this term, see Item 2.

4    For a definition of this term, see Item 2.


                                     2 of 24

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                                                                      Appendix A
                                                                      ----------

Name of Reporting Person: Robert J. Appel

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 2,109,291 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 2.99%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: John J. Barker

     o Sole Voting Power: 14,589 shares (includes 6,782 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 354,752 shares (includes 6,782 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .50%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,133,734 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Jeffrey Bolton

     o Sole Voting Power: 6,000 shares (includes 6,000 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 153,258 shares held by Bolton Associates, L.P.)

     o Sole Dispositive Power: 679,040 shares (includes 6,000 shares subject to options that are exercisable within sixty days and 153,258 shares held by Bolton Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .96%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,125,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


                                    3 of 24

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Name of Reporting Person: Lawrence J. Cohn

     o Sole Voting Power: 15,407 shares (includes 3,876 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 256,558 shares (includes 3,876 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .36%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,134,552 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.05%


Name of Reporting Person: Robert W. D'Alelio

     o Sole Voting Power: 13,227 shares (includes 7,500 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 496,542 shares (includes 7,500 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .70%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,132,372 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Salvatore D'Elia

     o Sole Voting Power: 9,684 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 229,029 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .32%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,128,829 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


                                     4 of 24

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Name of Reporting Person: Michael N. Emmerman

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 309,000 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .43%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Gregory P. Francfort

     o    Sole Voting Power: 641 shares

     o Shared Voting Power*: 33,119,145 shares (includes 110,336 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, shares investment control)

     o    Sole Dispositive Power: 830,921 shares

     o Shared Dispositive Power: 110,336 shares (includes 110,336 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.33%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,786 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Howard L. Ganek

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 63,500 shares held by Ganek Associates, L.P.)

     o Sole Dispositive Power: 1,267,325 shares (includes 63,500 shares held by Ganek Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.79%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Robert I. Gendelman

     o Sole Voting Power: 4,500 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares


                                     5 of 24

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     o    Sole Dispositive Power: 658,077 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .93%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,123,645 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Theodore P. Giuliano

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 106,483 shares held by Giuliano Associates, L.P.)

     o Sole Dispositive Power: 491,185 shares (includes and 106,483 shares held by Giuliano Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .69%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Mark R. Goldstein

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 83,144 shares held by Goldstein Associates, L.P.)

     o Sole Dispositive Power: 341,398 shares (includes 83,144 shares held by Goldstein Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .48%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Kenneth M. Kahn

     o    Sole Voting Power: 1,316 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 242,073 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .34%


                                     6 of 24

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,120,461 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Michael W. Kamen

     o Sole Voting Power: 6,000 shares (includes 6,000 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 88,800 shares held by Kamen Associates, L.P.)

     o Sole Dispositive Power: 487,800 shares (includes 6,000 shares subject to options that are exercisable within sixty days and 88,800 shares held by Kamen Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .69%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,125,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Michael M. Kassen

     o Sole Voting Power: 49,589 shares (includes 19,949 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 428,706 shares held by Kassen Associates, L.P.)

     o Sole Dispositive Power: 1,397,729 shares (includes 19,949 shares subject to options that are exercisable within sixty days and 428,706 shares held by Kassen Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.98%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,168,734 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.08%


Name of Reporting Person: Jeffrey B. Lane

     o Sole Voting Power: 227,502 shares (includes 102,910 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 914,250 shares (includes 102,910 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.29%


                                     7 of 24

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,346,647 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.28%


Name of Reporting Person: Richard S. Levine

     o Sole Voting Power: 3,000 shares (includes 3,000 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 568,017 shares (includes 3,000 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .80%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,122,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Robert Matza

     o Sole Voting Power: 145,895 shares (includes 59,837 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 553,143 shares (includes 59,837 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .78%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,265,040 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.19%


Name of Reporting Person: Martin McKerrow

     o    Sole Voting Power: 7,941 shares

     o Shared Voting Power*: 33,119,145 shares (includes 64,315 shares held by McKerrow Associates, L.P.)

     o Sole Dispositive Power: 351,618 shares (includes 64,315 shares held by McKerrow Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .49%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,127,086 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


                                     8 of 24

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Name of Reporting Person: Martin E. Messinger

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 519,463 shares held by Messinger Associates, L.P.)

     o Sole Dispositive Power: 1,119,767 shares (includes 519,463 shares held by Messinger Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.59%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Harold J. Newman

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 168,108 shares held by Newman Associates, L.P.)

     o Sole Dispositive Power: 392,228 shares (includes 168,108 shares held by Newman Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .55%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Daniel P. Paduano

     o    Sole Voting Power: 8,877 shares

     o Shared Voting Power*: 33,119,145 shares (includes 782,157 shares held by Paduano Associates, L.P.)

     o Sole Dispositive Power: 890,664 shares (includes 782,157 shares held by Paduano Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.26%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,128,022 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Leslie M. Pollack

     o    Sole Voting Power: 0 shares


                                     9 of 24

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     o    Shared Voting Power*: 33,119,145 shares (includes 259,318 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, shares investment control)

     o    Sole Dispositive Power: 418,209 shares

     o Shared Dispositive Power: 259,318 shares (includes 259,318 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .96%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Janet W. Prindle

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 1,040,511 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.47%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Kevin L. Risen

     o Sole Voting Power: 11,239 shares (includes 6,015 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 427,409 shares (includes 6,015 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .60%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,130,384 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Daniel H. Rosenblatt

     o Sole Voting Power: 14,340 shares (includes 7,017 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares


                                    10 of 24

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     o    Sole Dispositive Power: 379,285 shares (includes 7,017 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .53%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,133,485 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Heidi L. Schneider (formerly named: Heidi S. Steiger)

     o Sole Voting Power: 87,603 shares (includes 39,893 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 95,626 shares held by Steiger Associates, L.P.)

     o Sole Dispositive Power: 773,827 shares (includes 39,893 shares subject to options that are exercisable within sixty days and 95,626 shares held by Steiger Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.09%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,206,748 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.13%


Name of Reporting Person: Marvin C. Schwartz

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 2,446,855 shares held by Schwartz CS Associates, L.P. and 2,446,854 shares held by Schwartz ES Associates, L.P.)

     o Sole Dispositive Power: 6,374,495 shares (includes 2,446,855 shares held by Schwartz CS Associates, L.P. and 2,446,854 shares held by Schwartz ES Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 9.05%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Jennifer K. Silver

     o Sole Voting Power: 51,783 shares (includes 48,000 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares


                                    11 of 24

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     o    Sole Dispositive Power: 500,689 shares (includes 48,000 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .71%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,170,928 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.07%


Name of Reporting Person: Kent C. Simons

     o Sole Voting Power: 52,000 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 231,476 shares held by Kent Simons 2002 Grantor Retained Annuity Trust, with respect to which Mr. Simons, as trustee, shares investment control)

     o Sole Dispositive Power: 688,559 shares (includes 4,500 shares subject to options that are exercisable within sixty days)

     o Shared Dispositive Power: 231,476 shares (includes 231,476 shares held by Kent Simons 2002 Grantor Retained Annuity Trust, with respect to which Mr. Simons, as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.30%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,171,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.10%


Name of Reporting Person: R. Edward Spilka

     o Sole Voting Power: 3,000 shares (includes 3,000 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 125,382 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka, as trustee, shares investment control)

     o Sole Dispositive Power: 494,964 shares (includes 3,000 shares subject to options that are exercisable within sixty days)

     o Shared Dispositive Power: 125,382 shares (includes 125,382 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka, as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .88%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,122,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


                                    12 of 24

Name of Reporting Person: Gloria H. Spivak

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 240,595 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .34%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Fred Stein

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 360,512 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .51%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Eleanor Moore Sterne

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 411,654 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .58%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Stephanie J. Stiefel

     o Sole Voting Power: 13,730 shares (includes 4,857 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 34,107 shares held by Stiefel Associates, L.P.)

     o Sole Dispositive Power: 330,211 shares (includes 4,857shares subject to options that are exercisable within sixty days and 34,107 shares held by Stiefel Associates, L.P.)

     o    Shared Dispositive Power: 0 shares


                                    13 of 24

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .46%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,132,875 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Peter Strauss

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 289,999 shares held by The Strauss 1998 Trust, with respect to which, Barbara Strauss (wife of Peter Strauss), as trustee, shares investment control)

     o    Sole Dispositive Power: 87,752 shares

     o Shared Dispositive Power: 289,999 shares (includes 289,999 shares held by The Strauss 1998 Trust, with respect to which, Barbara Strauss (wife of Peter Strauss), as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .53%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Peter E. Sundman

     o Sole Voting Power: 138,396 shares (includes 59,837 shares subject to options that are exercisable within sixty days)

     o Shared Voting Power*: 33,119,145 shares (includes 192,436 shares held by Sundman Associates, L.P.)

     o Sole Dispositive Power: 529,941 shares (includes 59,837 shares subject to options that are exercisable within sixty days and 192,436 shares held by Sundman Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .75%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,257,541 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.18%


Name of Reporting Person: Judith M. Vale

     o Sole Voting Power: 16,771 shares (includes 7,500 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 1,034,084 shares (includes 7,500 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.46%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,135,916 shares


                                    14 of 24

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.05%


Name of Reporting Person: David I. Weiner

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 44,784 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, shares investment control)

     o    Sole Dispositive Power: 680,190 shares

     o Shared Dispositive Power: 44,784 shares (includes 44,784 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, shares investment control)

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 1.02%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Dietrich Weismann

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 1,171,345 shares held by Weismann Associates, L.P.)

     o Sole Dispositive Power: 2,578,969 shares (includes 1,171,345 shares held by Weismann Associates, L.P.)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: 3.66%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


Name of Reporting Person: Leslie J. Werkstell

     o    Sole Voting Power: 0 shares

     o    Shared Voting Power*: 33,119,145 shares

     o    Sole Dispositive Power: 248,199 shares

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .35%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%


                                    15 of 24

Name of Reporting Person: Allan R. White, III

     o Sole Voting Power: 11,453 shares (includes 5,813 shares subject to options that are exercisable within sixty days)

     o    Shared Voting Power*: 33,119,145 shares

     o Sole Dispositive Power: 428,871 shares (includes 5,813 shares subject to options that are exercisable within sixty days)

     o    Shared Dispositive Power: 0 shares

     o Percent of Class Over Which Reporting Person Has Sole or Shared Dispositive Power: .60%

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,130,598 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.04%


Name of Reporting Person: Bolton Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 153,258 shares held by Bolton Associates, L.P. over which Jeffrey Bolton has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Francfort 1998 Grantor Retained Annuity Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 110,336 shares held by Francfort 1998 Grantor Retained Annuity Trust over which Gregory P. Francfort has sole voting power and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


Name of Reporting Person: Ganek Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 63,500 shares held by Ganek Associates, L.P. over which Howard L. Ganek has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares


                                    16 of 24

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Giuliano Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 106,483 shares held by Giuliano Associates, L.P. over which Theodore P. Giuliano has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Goldstein Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 83,144 shares held by Goldstein Associates, L.P. over which Mark R. Goldstein has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Kamen Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 88,800 shares held by Kamen Associates, L.P. over which Michael W. Kamen has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


                                    17 of 24

Name of Reporting Person: Kassen Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 428,706 shares held by Kassen Associates, L.P. over which Michael M. Kassen has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Kent Simons 2002 Grantor Retained Annuity Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 231,476 shares held by Kent Simons 2002 Grantor Retained Annuity Trust over which Kent C. Simons has sole voting power and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


Name of Reporting Person: McKerrow Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 64,315 shares held by McKerrow Associates, L.P. over which Martin McKerrow has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Messinger Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 519,463 shares held by Messinger Associates, L.P. over which Martin E. Messinger has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares


                                    18 of 24

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Newman Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 168,108 shares held by Newman Associates, L.P. over which Harold J. Newman has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Paduano Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 782,157 shares held by Paduano Associates, L.P. over which Daniel P. Paduano has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Pollack 1998 Grantor Retained Annuity Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 259,318 shares held by Pollack 1998 Grantor Retained Annuity Trust over which Leslie M. Pollack has sole voting power and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


                                    19 of 24

Name of Reporting Person: Schwartz CS Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 2,446,855 shares held by Schwartz CS Associates, L.P. over which Marvin C. Schwartz has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Schwartz ES Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 2,446,854 shares held by Schwartz ES Associates, L.P. over which Marvin C. Schwartz has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Robert Edward Spilka 1998 Grantor Retained Annuity
Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 125,382 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust over which
          R. Edward Spilka has sole voting power and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


Name of Reporting Person: Steiger Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 95,626 shares held by Steiger Associates, L.P. over which Heidi L. Schneider has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares


                                    20 of 24

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


               Name of Reporting Person: Stiefel Associates, L.P.

     o    Sole Voting Power: 120 shares

     o Shared Voting Power*: 33,119,145 shares (includes 34,107 shares held by Stiefel Associates, L.P. over which Stephanie J. Stiefel has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,265 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: The Strauss 1998 Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 289,999 shares held by The Strauss 1998 Trust over which Barbara Strauss (wife of Peter Strauss) has sole voting and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


Name of Reporting Person: Sundman Associates, L.P.

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 192,436 shares held by Sundman Associates, L.P. over which Peter E. Sundman has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Weismann Associates, L.P.

     o    Sole Voting Power: 0 shares


                                    21 of 24

     o Shared Voting Power*: 33,119,145 shares (includes 1,171,345 shares held by Weismann Associates, L.P. over which Dietrich Weismann has sole voting and sole dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: PN


Name of Reporting Person: Weiner 1998 Grantor Retained Annuity Trust

     o    Sole Voting Power: 0 shares

     o Shared Voting Power*: 33,119,145 shares (includes 44,784 shares held by Weiner 1998 Grantor Retained Annuity Trust over which David I. Weiner has sole voting power and shared dispositive power)

     o    Sole Dispositive Power: 0 shares

     o    Shared Dispositive Power: 0 shares

     o    Aggregate Amount Beneficially Owned by Each Reporting Person*:
          33,119,145 shares

     o Percent of Class Represented by Aggregate Amount Beneficially Owned by Reporting Person*: 47.03%

     o    Type of Reporting Person: OO


----------

* Includes shares of Common Stock that the Reporting Person may be deemed to beneficially own due to the voting provisions of the Stockholders Agreement to which the Reporting Person is a party.


                                    22 of 24

     This Amendment No. 2 to Schedule 13D amends the statement on Schedule 13D dated October 15, 1999 (the "Original Schedule 13D") as amended and restated by Amendment No. 1 dated on April 22, 2002 with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Neuberger Berman Inc. (the "Company") which was filed by the individuals (each, an "Initial Principal") and certain of their affiliates (each, an "Initial Family Affiliate" and, together with the Initial Principals, the "Initial Reporting Persons") listed on Annex I to this Schedule 13D. The original 13D as so amended and restated is referred to as the "Schedule 13D". This Amendment No. 2 to Schedule 13D is being filed to report or give effect to the termination of certain of the Initial Principals' employment with the Company which resulted in the elimination of certain restrictions on the ability of such Initial Principals and their Initial Family Affiliates to vote their shares of Common Stock. All share numbers reported in this Schedule 13D give effect to a three-for-two stock split paid in shares of Common Stock on August 16, 2001 to stockholders of record on August 1, 2001. Capitalized terms used in this Amendment No.2 but not defined have the meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background
        -----------------------

     The first paragraph of Item 2 is amended and restated in its entirety as follows:

     (a), (b), (c), (f) The Initial Reporting Persons filed the Original Schedule13Dsolely because they were subject to the voting provisions contained in the Stockholders Agreement dated as of August 2, 1999 (as amended from time to time, the "Stockholders Agreement") described below. Certain of the Initial Reporting Persons have ceased to be employees of the Company since the date of the Original Schedule 13D. Pursuant to the terms of the Stockholders Agreement described below, such Initial Reporting Persons are no longer subject to the voting provisions of the Stockholders Agreement but remain subject to the transfer restrictions in the Stockholders Agreement as described below. The Initial Principals and Initial Family Affiliates that currently remain subject to the voting provisions in the Stockholders Agreement are listed on Appendix A to this Schedule 13D and are referred to herein as the "Principals" and "Family Affiliates," respectively. The Principals and the Family Affiliates are referred to herein collectively as the "Reporting Persons."

Item 5. Interest in the Securities of the Issuer
        ----------------------------------------

     Item 5 is amended and restated in its entirety as follows:

     (a) Appendix A is hereby incorporated by reference. The Reporting Persons holding the aggregate 33,119,145 Founder Shares, which represent 47.03% of the outstanding Common Stock. All percentages used in this Schedule 13D are calculated based on 70,417,805 shares of Common Stock that were outstanding as of April 30, 2002.

     (b) Appendix A is hereby incorporated by reference.

     (c) Except as described in Annex II, no Reporting Person has effected any transactions in shares of Common Stock during the past 60 days.

     (d), (e) Not applicable.


                                    23 of 24

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 3, 2002

                                        By: /s/ Robert Matza
                                            ------------------------------
                                            Name:  Robert Matza
                                            Title: Attorney-in-Fact for each
                                            Reporting Person, pursuant to a
                                            Joint Filing Agreement attached as
                                            Exhibit 1 to the statement on
                                            Schedule 13D dated October 13, 1999
                                            and a Power of Attorney attached as
                                            Exhibit 3 to the statement on
                                            Schedule 13D dated October 13, 1999


                                    24 of 24

                                    ANNEX II

Item 5(c). Description of All Transactions in the Common Stock Effected During
           the Last 60 Days by the Reporting Persons
           -------------------------------------------------------------------

1. Mr. Simons transferred 231,476 shares of Common Stock on April 30, 2000 to Kent Simons 2002 Grantor Retained Annuity Trust.

2. In the open market, Mr. Goldstein sold 500 shares of Common Stock on May 14, 2002 at $44.73 per share.

3.   Mr. Lane gifted 25,000 shares of Common Stock on May 16, 2002.

4. In the open market, Mr. Lane sold 30,000 shares of Common Stock on June 7, 2002 at $40.38 per share.

5. In the open market, Mr. Matza sold 10,000 shares of Common Stock on May 23, 2002 at $44.69 per share, 6,700 shares of Common Stock on May 24, 2002 at $44.38 per share and 18,300 shares of Common Stock on May 28, 2002 at $43.52 per share.

6. In the open market, Ms. Schneider sold 20,890 shares of Common Stock on June 10, 2002 at $42.06 per share and 7,500 shares of Common Stock on June 11, 2002 at $41.64 per share.

7. In the open market, Kent Simons 2002 Charitable Remainder Annuity Trust sold 10,000 shares of Common Stock on June 26, 2002 at $35.66 per share.